Ball Corporation
                Split Dollar Life Insurance Plan

1. PURPOSE.

   The purpose of the Ball Corporation Split Dollar Life Insurance Plan (the "Plan") is to create a split dollar insurance plan providing cash values and life insurance coverage to a select group of executives.

2. DEFINITIONS.

   For purposes of this Plan, the following terms have the meanings set forth below:

   2.01 "Agreement" means the agreement executed between the Employer and a Participant (or a Participant's Assignee) implementing the terms of this Plan.

   2.02 "Agreement Default" means: (a) the Employer fails to pay any Employer Scheduled Premium required to be paid under the provisions of Section 5 within sixty (60) days of the beginning of a Policy Year; or (b) the Termination of the Plan by the Employer pursuant to Section 10.02.

   2.03 "Annual Compensation" means the sum of the Participant's then current annual base salary plus target annual incentive compensation award under the Economic Value Added Plan (or comparable successor plan).

   2.04 "Assignment" means the assignment form executed by the Policy Owner.

   2.05 "Committee" means the Human Resources Committee of the Board of Directors who will administer the Plan.

   2.06 "Coverage Amount" means the portion of the insurance death benefit amount specified in Section 4 that is payable to the Policy Owner's designated beneficiary.

   2.07 "Disability" means that the Participant is receiving disability benefits under any long-term disability plan sponsored by the Employer.

   2.08 "Effective Date" means the effective date of the Plan, which is May 1, 1994.

   2.09 "Employee" means an employee of the Employer who is designated by the Employer's Board of Directors as being eligible to participate in the Plan.

   2.10 "Employee's Interest in the Policy" means, prior to an Agreement Default, that portion of the cash surrender value of the Policy equal to the lesser of: (a) the cash surrender value of the Policy minus the sum of the Employer Premiums paid on the policy; or (b) an amount equal to the premium that would then be required to be paid to the Insurer for an annuity providing the Participant with a lifetime monthly benefit equal to the Participant's SERP Benefit (but calculated as if the Participant had elected to receive payments in the form of a straight life annuity regardless of the Participant's actual payout election), or such greater amount as specified by the Committee. After an Agreement Default, "Employee's Interest in the Policy" means that portion of the cash value of the Policy equal to the premium that would then be required to be paid by the Insurer for an annuity providing the Participant with a lifetime monthly benefit equal to the Participant's SERP Benefit (but calculated as if the Participant had elected to receive payments in the form of a straight life annuity regardless of the Participant's actual payout election).

   2.11 "Employer" means Ball Corporation.

   2.12 "Employer's Interest in the Policy" means the cash surrender value of the Policy less an amount equal to the Employee's Interest in the Policy.

   2.13 "Employer Premiums" means the amounts paid by the Employer to the Insurer with respect to a Participant's Policy.

   2.14 "Employer Scheduled Premium" means, with respect to a Participant's Policy, the amount specified in the Participant's Agreement.

   2.15 "Final Annual Compensation" means the sum of the Participant's annual base salary plus target annual incentive compensation award under the Economic Value Added Plan (or comparable successor plan) immediately preceding the Participant's Retirement, or such other amount the Committee may specify.

  2.16 "Insurer" means, with respect to a Participant's Policy, the insurance company issuing the insurance policy or group policy certificate on the Participant's life pursuant to the provisions of the Plan. Any Insurer selected by the Employer with respect to this Plan must, at the time of selection, have a claims paying ability rating from Standard & Poor's (or comparable successor organization) of AA+ or higher. The initial Insurer shall be Metropolitan Life Insurance Company ("Metropolitan").

   2.17 "Moody's Rate" means the annual average composite yield on Moody's Corporate Bond Yield Averages for the twelve (12) months ending December 31 immediately preceding the beginning of the Policy Year, as determined from Moody's Bond Record published by Moody's Investors Service, Inc. (or any successors thereto) or, if such yield is no longer published, a substantially similar average selected by the Company.

   2.18 "New Hire" means an Employee who becomes eligible to participate in the Plan prior to being employed by the Employer for a period of twenty-four months or more.

   2.19 "Participant" means an Employee who elects to participate in the Plan. An Employee will not be a Participant until an Agreement has been executed with respect to such Employee and the Insurer has issued a Policy on the Employee's life.

   2.20 "Permanent Policy" means a Policy in which the cash surrender value equals or exceeds one hundred and twenty- five percent (125%) of the sum of: (a) the Employer Premiums paid to date; (b) an amount equal to the premium that would then be required to be paid to the Insurer for an annuity contract providing the Participant with a lifetime monthly benefit equal to the Participant's SERP Benefit commencing in the month following the Release of Assignment specified in Section 7.04; and (c) the present value (discounted at a rate 200 basis points less than the then applicable Moody's Rate) of the then current mortality charges payable to maintain the then current Coverage Amount in force until the month following the Release of Assignment.

   2.21 "Policy" means the life insurance coverage acquired under the Plan on the life of the Participant by the Participant or other Policy Owner, which may be issued as a separate insurance policy or a certificate under a group policy.

   2.22 "Policy Owner" means the Participant or that person or entity to whom the Participant has assigned his interest in the Policy.

   2.23 "Policy Year" means the twelve month period (and each successive twelve month period) beginning on the effective date of the Agreement with respect to any Policy issued pursuant to the Agreement.

   2.24 "Retired Participant" means a Participant whose employment with the Employer has terminated as a result of Retirement.

   2.25 "Retirement" means a termination of the Participant's employment with the Employer after attaining age 55 and after having a minimum of ten
        (10) years of Vesting Service (as defined in the Ball Corporation Pension Plan for Salaried Employees).

   2.26 "SERP Benefit" means, unless the Committee specifies a greater amount, the monthly benefit then being paid to the Participant under the terms of the Ball Corporation Supplemental Executive Retirement Plan or, if no benefit is then being paid, the monthly benefit that would have been payable to the Participant had he retired on the last day of the preceding month and elected a straight life annuity.

   2.27 "SERP Pre-Retirement Survivor Benefit" means an amount equal to fifty percent (50%) of the monthly benefit that would have been payable to the Participant had he retired on the last day of the preceding month and elected a joint and fifty percent (50%) survivor pension.

   2.28 "SERP Post-Retirement Survivor Benefit" means the monthly benefit (if any) that would have been payable following the Participant's death to the Participant's beneficiary or surviving spouse under the terms of the Ball Corporation Supplemental Executive Retirement Plan based upon the Participant's actual payout election, but disregarding the prohibition on the payment of any death benefits for Participants in the Split Dollar Life Insurance Plan.

   2.29 "Termination of Employment" means the termination of a Participant's employment with the Company for any reason other than Disability, Retirement or death.

3. ELIGIBILITY.

   Each Employee who is specifically designated to participate in the Plan by Committee, or who is hereafter designated to participate in the Plan by the Committee, shall be eligible to participate in this Plan, provided such Employee is deemed insurable by the Insurer.

4. COVERAGE AMOUNT.

   4.01 Prior to Retirement. If the Participant is survived by a spouse to whom the Participant has been married at least one year at the time of his death, and the Participant dies prior to Retirement, the Participant's Coverage Amount shall equal that portion of the Policy's death benefit equal to the greater of: (a) two (2) times the Participant's Annual Compensation; or (b) an amount equal to the premium that would be required to be paid to the Insurer for an annuity contract providing the Participant's spouse with a lifetime monthly benefit equal to the Participant's SERP Pre-Retirement Survivor Benefit. If the Participant is not survived by a spouse to whom the Participant has been married at least one year at the time of the Participant's death, the Participant's Coverage Amount shall equal two (2) times the Participant's Annual Compensation.

   4.02 Following Retirement. For a Retired Participant, the Coverage Amount shall equal that portion of the Policy's death benefit equal to the greater of: (a) two (2) times the Participant's Final Annual Compensation; or (b) an amount equal to the premium that would be required to be paid to the Insurer for an annuity providing the Participant's spouse or beneficiary with a monthly benefit equal to the SERP Post-Retirement Survivor Benefit for the duration of the benefit consistent with the Participant's payout election.

5. PAYMENT OF PREMIUMS.

   5.01 Employer Premiums. Within thirty (30) days of the beginning of a Policy Year, the Employer shall pay the Employer Scheduled Premium (or such larger amount that the Executive Compensation Committee determines is appropriate) for the Participant's Policy. Such premium payments shall terminate when the Participant attains age sixty-five (65) or, if earlier, the Termination of the Agreement.

   5.02 Adjustment  of Employer  Premiums.  Notwithstanding  the  provisions  of
        Section 5.01, the Employer can discontinue its Employer Premium payments for a Policy if the Employer determines that the payments already made by the Employer under Section 5.01 are adequate to provide the Participant with a Permanent Policy after the Release of Assignment specified in Section 7.04. The determination shall be made by the Employer based on the projections provided by the Insurer (or its representative). An Employer determination under this Section shall be effective for one Policy Year only, and shall be subject to redetermination at the beginning of each successive Premium Payment Year.

   5.03 Participant Premiums. Participants shall not be required to pay any portion of the premium due on the Policy.

6. POLICY OWNERSHIP.

   6.01 Ownership. Except as otherwise provided in this Plan, the Policy Owner shall be the sole and exclusive owner of a Participant's Policy and shall be entitled to exercise all of the rights of ownership including, but not limited to, the right to designate the beneficiary or beneficiaries to receive payment of the portion of the death benefit under the Policy equal to the Coverage Amount, and the right to assign any part or all of the Policy Owner's interest in the Policy (subject to the Employer's rights, the terms and conditions of the Assignment, and the terms and conditions of this Plan) to any person, entity or trust by the execution of a written instrument delivered to the Employer.

   6.02 Employer's Rights. In exchange for the Employer's agreement to pay the amounts described in Section 5.01 of this Plan, the Policy Owner shall execute, on a form acceptable to the Insurer, an Assignment to the Employer of the rights provided to the Employer under this Plan. The Employer shall have the right to direct the Policy Owner in writing to take any action required consistent with these rights, and upon the receipt of such written direction from the Employer, the Policy Owner shall promptly take such action as is necessary to comply therewith. The Employer agrees that it shall not exercise any rights assigned to it in the Assignment in any way that might impair or defeat the rights and interests of the Policy Owner under this Plan. The Employer shall have the right to assign any part or all of its interest in the Policy (subject to the Policy Owner's rights and the terms and conditions of this Plan) to any person, entity or trust by the execution of a written instrument delivered to the Policy Owner.

   6.03 Possession of Policy. The Employer shall keep possession of the Policy. The Employer agrees to make the Policy available to the Policy Owner or to the Insurer from time to time for the purposes of endorsing or filing any change of beneficiary on the Policy or exercising any other rights as the owner of the Policy, but the Policy shall promptly be returned to the Employer. Notwithstanding the foregoing, within thirty (30) days following an Agreement Default, the Employer shall transfer possession of the Policy to the Policy Owner.

   6.04 Policy Loans. Neither the Employer nor the Policy Owner may borrow against the Policy cash values.

   6.05 Withdrawals and Surrender. Except as otherwise specifically provided for in Section 7 of this Plan, neither the Employer nor the Policy Owner may withdraw policy cash values or surrender all or a portion of the Policy (including any paid-up additional insurance).

   6.06 Investment of Cash Values. If the Policy provides the Policy Owner with a choice of investment funds for the cash values, the Policy Owner shall invest the cash values in those funds and in such proportions as specified in the Agreement. In addition, the Policy Owner agrees to change the investment election within 30 days of receipt of a written request by the Employer to make such a change.

7. TERMINATION OF AGREEMENT.

   7.01 Termination Events. A Participant's Agreement, and the Employer's obligation to pay premiums with respect to the Participant's Policy acquired pursuant to the Agreement, shall terminate upon the first to occur of any of the following events:

        a.    Termination of Employment of the Participant with the Employer.

        b.    Termination of the Plan by the Employer.

        c.    The death of the Participant.

        d.    After the Release of Assignment pursuant to Section 7.04.

   7.02 Disposition of Policy upon Termination of Employment.

        a.    In the event of a termination of a  Participant's  Agreement under
              Section 7.01a of the Plan, the Policy Owner shall be entitled to acquire the Employer's rights under the Participant's Policy by paying to the Employer an amount equal to the Policy's cash surrender value at the date of such termination, and by executing such documents as the Employer may request. The Policy Owner may exercise this right to acquire the Employer's Interest in the Policy by so notifying the Employer within thirty (30) days after an event of termination under Section 7.01a of this Plan has occurred. Within thirty (30) days after receipt of such notice, the Policy Owner shall pay the Employer the applicable payment. Upon receipt of payment from the Policy Owner, the Employer shall release the Assignment and the Policy Owner shall become the sole owner of the Policy free of all provisions and restrictions of the Assignment, the Agreement and this Plan.

        b. If the Policy Owner fails to exercise his right to acquire the Employer's Interest in the Policy pursuant to Section 7.02b, then:
              (i) the Policy Owner shall transfer title to the Policy to the Employer, free of all provisions and restrictions of the Assignment, the Participant's Agreement and this Plan; and (ii) all rights and obligations of the Participant, Policy Owner, and Employer under the Plan shall terminate.

   7.03 Disposition of Policy upon Termination of the Plan by the Employer.

        a.    In the event of a termination of a  Participant's  Agreement under
              Section 7.01b of the Plan, the Policy Owner shall be entitled to acquire the Employer's rights under the Participant's Policy by paying to the Employer an amount equal to the Employer's Interest in the Policy at the date of such termination. The Policy Owner may exercise this right to acquire the Employer's Interest in the Policy by so notifying the Employer within thirty (30) days after an event of termination under Section 7.01b of this Plan has occurred. Within thirty (30) days after receipt of such notice, the Policy Owner shall pay the Employer the applicable payment. Upon receipt of payment from the Policy Owner, the Employer shall release the Assignment and the Policy Owner shall become the sole owner of the Policy free of all provisions and restrictions of the Assignment, the Agreement and this Plan.

        b. If the Policy Owner fails to exercise his right to acquire the Employer's Interest in the Policy pursuant to Section 7.03a, then:
              (i) the Policy Owner shall withdraw from the Policy an amount equal to the Employee's Interest in the Policy and then transfer title to the Policy to the Employer, free of all provisions and restrictions of the Assignment, the Participant's Agreement and this Plan; and (ii) all rights and obligations of the Participant, Policy Owner, and Employer under the Plan shall terminate.

   7.04 Release of Assignment.

        a. Within thirty (30) days after the last to occur of: (a) the fifteenth anniversary of the issuance of the Participant's Policy; or (b) the Participant's Retirement, the Employer shall withdraw from the Policy an amount equal to the Employer's Interest in the Policy. Thereafter, the Employer shall release the Assignment and the Policy Owner shall become sole owner of the Policy free of all provisions and restrictions of the Assignment, the Participant's Agreement and this Plan.

        b. If a tax is finally determined by the Internal Revenue Service or an opinion is given by the Employer's counsel that a tax is payable by the Participant as a result of the termination of the Employer's Interest in the Policy pursuant to this Section, the Employer shall pay to the Participant an amount representing the approximate state and federal income taxes attributable to such termination. Such payment shall be made immediately following the termination of the Employer's Interest in the Policy or, if later, at such time as a determination is made that such a tax is payable.

  7.05 Allocation of Death Benefit. In the event of a termination under Section 7.01c of this Agreement, the death benefit under the Participant's Policy shall be divided as follows:

        a. The beneficiary or beneficiaries of the Policy Owner shall be entitled to receive an amount equal to the Coverage Amount.

        b. The Employer shall be entitled to receive the balance of the death benefit.

   7.06 Employer Undertakings. Upon the death of the Participant while the Participant's Agreement is in force, the Employer agrees to take such action as may be necessary to obtain payment from the Insurer of the death benefit to the beneficiaries, including, but not limited to, providing the Insurer with an affidavit as to the amount to which the Policy Owner's beneficiary is entitled under the Agreement and this Plan.

8. GOVERNING LAWS & NOTICES.

   8.01 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Indiana.

   8.02 Notices. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to the Employer shall be addressed to Ball at its office at 345 S. High Street, Fourth Floor, Muncie, IN 47305-2326, ATTENTION: Corporate Secretary. Any notice to the Employee shall be addressed to the Employee at the address following such party's signature on his Agreement. Any party may change the address for such party herein set forth by giving notice of such change to the other parties pursuant to this Section.

9. NOT A CONTRACT OF EMPLOYMENT.

   This Plan and any Agreement executed hereunder shall not be deemed to constitute a contract of employment between an Employee and the Employer or a Participant and the Employer, nor shall any provision restrict the right of the Employer to discharge an Employee or Participant, or restrict the right of an Employee or Participant to terminate employment.

10.AMENDMENT, TERMINATION, ADMINISTRATION, CONSTRUCTION AND SUCCESSORS.

   10.01 Amendment. This Plan may be modified or amended by the Committee, or its delegated representative, without the consent of any Participant, but no modification or amendment shall be effective so as to decrease any rights or benefits of a Participant unless the Participant consents in writing to such modification or amendment. Written notice of any modification or amendment shall be given promptly to each Participant.

   10.02 Termination. The Board of Directors of Ball Corporation may terminate the Plan without the consent of the Participants or Employees. Provided, however, in the event of a termination of the Plan by the Employer, the Participants will have those rights specified in Section
         7.03 of the Plan.

   10.03 Administration. This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them or to others (including employees) such administrative duties as it sees fit. The Committee may from time to time consult with counsel, who may be counsel to the Employer. The decision or action of the Committee (or its designee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan. The Committee shall review the status of the Plan at least annually. That review shall include appropriate actuarial advice as to the liabilities of the Employer in respect of the Plan, and such other matters as the Committee considers appropriate. The Employer shall indemnify and hold harmless the members of the Committee and any employees to whom administrative duties under this Plan are delegated, against any and all claims, loss, damage, expense or liability arising from any section or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Committee.

   10.04 Interpretation. As to the provisions of the Assignment, the Agreement and the Plan, the provisions of the Assignment shall control. As between the Agreement and the Plan, the provisions of the Agreement shall control.

   10.05 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

   10.06 Successors. The terms and conditions of this Plan shall enure to the benefit of and bind the Employer, the Participant, their successors, assignees, and representatives. If, subsequent to the Effective Date of the Plan, substantially all of the stock or assets of the Employer are acquired by another corporation or entity or if the Employer is merged into, or consolidated with, another corporation or entity, then the obligations created hereunder shall be obligations of the acquirer or successor corporation or entity.

11.PROTECTIVE PROVISION

   11.01 All Participants. A Participant shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, taking such physical examinations as the Insurer may deem necessary, and taking such other relevant action as may be required by the Insurer. If a Participant refuses to cooperate with the Insurer, the Employer shall have no further obligation to the Participant under the Plan.

   11.02 New Hires. If a New Hire commits suicide within two years (or such lesser period of time as specified by the Insurer) of the Policy's issue, or if the New Hire makes any material misstatement of information or nondisclosure of medical history and dies within two years (or such lesser period of time as specified by the Insurer) of the Policy's issue, then no benefits will be payable to the New Hire's (or Policy Owner's) Beneficiary.

12.CLAIMS PROCEDURE.

   12.01 Named Fiduciary. The Committee is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan.

   12.02 Claims Procedures. Any controversy or claim arising out of or relating to this Plan shall be filed with the Committee which shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section
         8.02 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the Employee can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Committee's receipt of the Employee's claim for benefits. If the Committee fails to notify the Employee of its decision regarding the claim, the claim shall be considered denied, and the Employee shall then be permitted to proceed with the appeal as provided in this Section. An Employee who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written statement of his position with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. Following the reviewing of any additional information submitted by the Employee, either through the hearing process or otherwise, the Committee shall render a decision on the review of the denied claim in the following manner:

         a. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Committee shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the Employee prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

         b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.